Exhibit 4.9

Spousal Consent Letter

WHEREAS:

1. I, Yang Qitao, a citizen of the People’s Republic of China, with the Identity Card Number of ***, is the spouse of Chen Rui who is a shareholder of Shanghai Kuanyu Digital Technology Co., Ltd.;

2. Chen Rui has executed a series of agreements together with appendices and amendments thereof in all forms with Hode Shanghai Limited and Shanghai Kuanyu Digital Technology Co., Ltd., including the “Equity Pledge Agreement”, the “Exclusive Technology Consulting and Services Agreement”, the “Exclusive Call Option Agreement” and the “Power of Attorney” (the “Agreements”).

I hereby confirm that I have read and familiarize myself with the provisions of the Agreements. I will be bound by the Agreements as a contracting party where necessary.

I further confirm and agree that:

(1)

The shares owned by Chen Rui referred to in the Agreements (“Chen Rui’s Shares”) remain to be owned by Chen Rui in all circumstances whatsoever, and Chen Rui may pledge, sell or otherwise dispose of Chen Rui’s Shares in accordance with the provisions of the Agreements without my consent;

(2)	Chen Rui may execute any amendments or variations to the Agreements with respect to Chen Rui’s Shares, without the necessity to obtain my signature, confirmation, consent or affirmation;

(3)	In no circumstances will I make any claim with respect to Chen Rui’s Shares or take any action that is inconsistent with the provisions of the Agreements;

(4)

Any part of Chen Rui’s Shares that may be attributable to myself (the “Owned Shares”) shall be and are capable of being pledged, sold, or otherwise disposed of in accordance with the provisions of the Agreements;

(5)

Where necessary, I agree to execute the Agreements as a contracting party, and undertake that any amendments or variations to the Agreements will not be inconsistent in any way with the rights and obligations of Chen Rui under the Agreements.

(6)	In no circumstances will I make any claim with respect to the Owned Shares or take any action that is inconsistent with the provisions of the Agreements.

The above is hereby confirmed.

(Signature):	/s/ Yang Qitao
April 24, 2019